UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2016

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210		19312
Berwyn, Pennsylvania		(Zip Code)
(Address of principal executive offices)

(610) 251-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Triumph Group, Inc. (the "Company"), substantially all of its domestic subsidiaries, as co-borrowers and guarantors (collectively, the “Subsidiary Co-Borrowers”), the lenders party thereto and PNC Bank, National Association, as administrative agent (the “Administrative Agent”) are party to that certain Third Amended and Restated Credit Agreement, dated November 19, 2013 (as amended, the “Existing Credit Agreement”), pursuant to which the lenders (i) made a $375 million term loan to the Company and the Subsidiary Co-Borrowers on the closing date and (ii) provided a $1 billion revolving line of credit under which the Company and its Subsidiary Co-Borrowers may borrow revolving credit loans and multicurrency swing loans (subject to certain sublimits) and cause to be issued letters of credit (subject to certain sublimits), in an aggregate principal amount not to exceed $1 billion outstanding at any time. Under the Existing Credit Agreement, the expiration date for the revolving line of credit was November 19, 2018 and the maturity date of the term loan was May 14, 2019.
On May 3, 2016, the Company entered into a Sixth Amendment to the Third Amended and Restated Credit Agreement, among the Company, the Subsidiary Co-Borrowers, the lenders party thereto and the Administrative Agent (the “Sixth Amendment” and the Existing Credit Agreement, as amended by the Sixth Amendment, the “Credit Agreement”), pursuant to which those lenders electing to enter into the Sixth Amendment extended the expiration date for the revolving line of credit and the maturity date for the term loan by five years to May 3, 2021. Lenders holding revolving credit commitments aggregating $940 million elected to extend the expiration date for the revolving line of credit, and Lenders holding approximately $324.5 million of term loans (out of an aggregate outstanding term loan balance of approximately $330.5 million) elected to extend the term loan maturity date.
In addition, the Sixth Amendment amended the Existing Credit Agreement to, among other things,(i) modify certain financial covenants to allow for the add-back of certain cash and non-cash charges, (ii) amend the total leverage ratio financial covenant to provide for a gradual reduction in the maximum permitted total leverage ratio commencing with the fiscal year ending March 31, 2018, (iii) increase the interest rate, commitment fee and letter of credit fee pricing provisions for the highest pricing tier, (iv) establish the interest rate, commitment fee and letter of credit fee pricing at the highest pricing tier until the Company delivers its compliance certificate for its fiscal year ending March 31, 2017, (v) increase the minimum revolver availability threshold test in connection with the Company making certain permitted investments, certain additional permitted dividends, permitted acquisitions and permitted payments of certain types of indebtedness, and (vi) decrease the maximum senior secured leverage ratio threshold test in connection with the Company making certain permitted investments, certain permitted dividends, permitted acquisitions and permitted payments of certain types of indebtedness during the period from the date of the Sixth Amendment until the Company delivers its compliance certificate for the fiscal year ending March 31, 2017.
The obligations under the Credit Agreement and related documents continue to be secured by liens on substantially all of the assets of the Company and its domestic subsidiaries pursuant to a Second Amended and Restated Guarantee and Collateral Agreement, dated as of November 19, 2013, among the Company, the domestic subsidiaries of the Company party thereto and the Administrative Agent, and certain other collateral documents.
The foregoing descriptions of the Sixth Amendment are qualified in their entirety by reference to the actual terms of the agreements. The form of the Sixth Amendment are attached as Exhibit 10.1, and each is incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

On May 4, 2016, the Company issued a press release announcing its financial results for the fourth quarter and fiscal year ended March 31, 2016, and conducted a conference call to further discuss the financial results.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On the conference call, in addition to reviewing the information contained in the press release, the executive officers also provided the following financial information:

•
For the fiscal year ended March 31, 2016, sales mix was as follows:  commercial was 56% (compared to 58% in the prior full fiscal year), military was 23% (compared to 26% in the prior prior full fiscal year), business jets were 18% (compared to 12% in the prior full fiscal year), regional jets were 2% (same as prior full fiscal year) and non-aviation was 1% (compared to 2% in the prior full fiscal year).

•	The top ten programs represented in the Aerostructures Group backlog were the Gulfstream, 777, 767/Tanker, 747, A330/A340, 787, Bombardier Global 7000/8000, 737, V-22 and A350, respectively.

•	The top ten programs represented in the Aerospace Systems Group backlog were the A320/A321, 737, 787, V-22, 777, A380, Bell Helicopter 429, C-130, Sikorsky UH60 and CH-47 programs, respectively.

•	For the fiscal quarter ended March 31, 2016, The Boeing Company (commercial, military and space) accounted for 39.0% of net sales and Gulfstream accounted for 10.6% of net sales.

•
Same store sales for the fiscal quarter ended March 31, 2016 decreased 3% over the prior year period.  Aerostructures same store sales for the fiscal quarter ended March 31, 2016 were $657.5 million, a decrease of 7% over the prior year period.  Aerospace Systems same store sales for the fiscal quarter ended March 31, 2016 were $312.2 million, an increase of 4% over the prior year period. Aftermarket Services same store sales for the fiscal quarter ended March 31, 2016 were $84.7 million, an increase of 4% over the prior year period.

•
Same store sales for the fiscal year ended March 31, 2016 decreased 10% over the prior year period.  Aerostructures same store sales for the fiscal year ended March 31, 2016 were $2.1 billion, a decrease of 14% over the prior fiscal year.  Aerospace Systems same store sales for the fiscal year ended March 31, 2016 were $868.9 million, a decrease of 2% over the prior fiscal year. Aftermarket Services same store sales for the fiscal year ended March 31, 2016 were $281.3 million, a decrease of 4% over the prior fiscal year.

•
For the fiscal year ended March 31, 2016, OEM sales represented 83% of net sales (compared to 84% in the prior fiscal year), Aftermarket sales represented 15% of net sales (compared to 14% in the prior fiscal year), and Other represented 2% of net sales (same as the prior fiscal year).

•
Export sales for the fiscal quarter ended March 31, 2016 were $223.9 million, an increase of 3% over the comparable quarter in the prior fiscal year. Export sales for the fiscal year ended March 31, 2016 were $798.0 million, an increase of 6% over the prior fiscal year.

•
To ensure that the Company has full access to its Revolving Credit Facility(the"Credit Facility") during fiscal 2017, the Company expects to approach the holders of the 4.875% Senior Notes due 2021 to amend the terms of the indenture to conform with the 5.25% Senior Notes due 2022 which allows for a higher level of secured debt. Absent this consent, the Company could be restricted as to the level of new borrowings under the Credit Facility during fiscal 2017. To mitigate the risk of failing to obtaining the consent and to ensure the Company has adequate liquidity available through fiscal 2017, the Company choose to make a significant draw on the Credit Facility in early April 2016, taking the drawn balance to $800.0 million. The Company will pay down the Credit Facility once the consent is received from the holders of the 4.875% Senior Notes due 2021.

•
The amount of the goodwill impairment has been done on a preliminary basis as the Company is still waiting on final information on the estimated fair value of assets and liabilities of the Aerostructures reporting unit in order to finalize the calculation which will be completed when the Company files in Form 10-K

The information in this Item 2.02 of this Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Sixth Amendment to Third Amended and Restated Credit Agreement, dated May 3, 2016
99.1	Press release dated May 4, 2016

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 4, 2016	TRIUMPH GROUP, INC.

		By:	/s/ John B. Wright, II
John B. Wright, II
Vice President, General Counsel and Secretary

TRIUMPH GROUP, INC.
CURRENT REPORT ON FORM 8-K
EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Sixth Amendment to Third Amended and Restated Credit Agreement, dated May 3, 2016
99.1	Press release dated May 4, 2016